Exhibit 5(b) and 8


                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019


                                                              September 21, 1998


IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

     We have  acted as counsel  to  IDACORP,  Inc.,  an Idaho  corporation  (the
"Company"), in connection with Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Idaho Power Company Registration Statement on Form S-3 (File No. 333-00139), which the Company proposes to file on or shortly after the date hereof pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Act"). The Company will be successor issuer to Idaho Power Company, an Idaho corporation ("Idaho Power"), pursuant to a statutory share exchange ("Share Exchange") to be effected on October 1, 1998, pursuant to an Agreement and Plan of Exchange dated as of February 2, 1998 (the "Exchange Agreement") between Idaho Power and the Company, for the purpose of establishing the Company as a holding company over Idaho Power.

     The aforesaid Registration Statement, as amended by the Post-Effective Amendment, relates to the issuance and sale by the Company of 888,040 additional shares of its Common Stock, without par value (the "Stock"), and the Preferred Share Purchase Rights attached thereto (the "Rights"), which Rights will be issued as a dividend by the Company on October 1, 1998 to shareholders of record at the close of business on that date and will be distributed by the Company with all Common Stock issued thereafter (until the expiration date of the Rights) (the Stock and the Rights collectively referred to as the "Shares") pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").


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IDACORP, Inc.
September 21, 1998
Page 2



     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Exchange Agreement; (ii) the Post- Effective Amendment; (iii) the Rights Agreement, dated as of September 10, 1998 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"); (iv) the Restated Articles of Incorporation and Amended Bylaws of the Company, as in effect on the date hereof and as to be amended immediately prior to consummation of the Share Exchange; (v) resolutions adopted by the Board of Directors of the Company relating to the Share Exchange, the Post-Effective Amendment, the Rights Agreement and the issuance and delivery of the Shares in connection with the Share Exchange and the Post-Effective Amendment; and (vi) such other documents, certificates and records as we have deemed necessary or appropriate. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinions, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, records, certificates and documents. We have also assumed the regularity of all corporate procedures.

     Based upon the foregoing, and subject to the qualifications and limitations herein expressed, we are of the opinion that:

     (1) The Stock will be validly issued, fully paid and non-assessable and the Rights will be validly issued when (i) the Company's Post-Effective Amendment shall have become effective under the Act;
          (ii) the Company's Board of Directors shall have taken appropriate action to authorize the issuance and sale of the Shares on the terms set forth in or contemplated by the Post-Effective Amendment; (iii) the Stock shall have been issued, sold and delivered for the consideration contemplated in the Post-Effective Amendment and in accordance with the actions hereinabove mentioned; (iv) the Rights shall have been issued in accordance with the terms of the Rights Agreement and in accordance with the actions hereinabove mentioned; and (v) the Share Exchange shall have been consummated in accordance with the terms of the Exchange Agreement and the laws of the State of Idaho;


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IDACORP, Inc.
September 21, 1998
Page 3



     (2) The Stock to be purchased in the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto on and after the close of business on October 1, 1998 are validly issued and outstanding; and

     (3) The statements made in the Post-Effective Amendment under the heading "Federal Income Tax Consequences" constitute an accurate description of certain Federal income tax consequences to participants in the Plan.

     The matters relating to the Shares are governed by the law of the State of Idaho. In regard to the Rights, we note that Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law each provides that nothing contained in either the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614) or the Idaho Business Combination Law (Sections 30-1701 through 30-1710), respectively, is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including without limitation the authority to . . . enter into . . . arrangements", such as the Rights Agreement, that "deny rights . . . to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

     Because we are not aware of any court decision applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to predict how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, we are able to advise you of our opinion as expressed herein, which reflects our professional conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Section 30- 1610 of the Idaho Control Share Acquisition Law and
Section  30- 1706 of the Idaho  Business  Combination  Law)  likely  would rule.
Although we are not admitted to practice in the State of Idaho, we have conferred with Robert W. Stahman, Esq., Vice President, General Counsel and Secretary of the Company, for purposes of rendering this opinion. General Counsel and we have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above and the


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IDACORP, Inc.
September 21, 1998
Page 4


adoption by the Company of the Rights Agreement, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering our opinion, we have assumed that Delaware corporate law, as expressed in court decisions applying that law, with which we are familiar, provides an indication of what standards a court would apply if it were required to apply the law of the State of Idaho considering the matters relating to the Rights.

     With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York. Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Robert W. Stahman, Vice President, General Counsel and Secretary of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

                                          Very truly yours,


                                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.